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                                                Filed Pursuant to Rule 424(b)(3)
                                            REGISTRATION STATEMENT NO. 333-43727



                           LOCAL FINANCIAL CORPORATION
                            SUPPLEMENT TO PROSPECTUS
                              DATED APRIL 20, 1998


         This supplement (this "Supplement") to the Local Financial Corporation ("Local Financial") prospectus dated April 20, 1998 (the "Prospectus") supplements and amends the information set forth under the heading "Selling Shareholders" in the Prospectus. This Supplement adds the following persons and information about the number of shares of Common Stock and principal amount of Senior Notes owned and offered by such persons to the table of Selling Shareholders listed in the Prospectus. Capitalized terms used but not defined in this Supplement are used as defined in the Prospectus.



                                                        NUMBER OF SHARES OF                    PRINCIPAL AMOUNT OF
                                                           COMMON STOCK                     SENIOR NOTES BENEFICIALLY
                                                      BENEFICIALLY OWNED AND                    OWNED AND OFFERED
          NAME OF SELLING HOLDER                          OFFERED HEREBY                             HEREBY
--------------------------------------------     ----------------------------------     ----------------------------------
David N. Brown                                                    --                                100,000
College Retirement Equities Fund                                65,000                                 --
Lorraine - Urethane Employee                                    10,000                                 --
     Pension Voluntary Contribution
Putnam Funds Trust - Putnam High                             1,300,000                                 --
     Yield Trust II
Putnam High Yield Fixed Income                                 200,000                                 --
     Fund, LLC
Seneca Capital                                                  30,000                                 --
Dean V. and Barbara O. White                                    50,000                                 --







                  THE DATE OF THIS SUPPLEMENT IS JUNE 8, 1998.